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NEWS RELEASE
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Contacts:      Barry Dvoracek                  Evan Blackwell
               Birch Telecom                   Birch Telecom
               (816) 300-3446                  (816) 300-5716
               BDVORACEK@BIRCH.COM             EBLACKWELL@BIRCH.COM

                   BIRCH TELECOM CONSIDERS DEBT RESTRUCTURING

                MOVE WOULD ENHANCE COMPANY'S FINANCIAL CONDITION,
                     IMPROVE ABILITY TO COMPETE EFFECTIVELY

KANSAS CITY, MO., MONDAY, DECEMBER 17, 2001 -- Birch Telecom today confirmed that it is actively engaged in discussions with its senior lenders regarding a possible restructuring of the company's capital structure.

As mentioned in its report for the quarter ended September 30, 2001, Birch is considering a number of strategic alternatives, including restructuring the company's existing debt, repurchasing its outstanding senior notes for cash and/or equity, and/or a combination with another telecommunications provider. As Birch continues to evaluate a possible restructuring and other transactions, it has determined that for the time being it would not be in the company's best interests to make the next scheduled interest payment on its outstanding senior notes, which is due today.

"This is an accepted and even expected move as we work with the banks to restructure our outstanding debt," said Dave Scott, Birch president and CEO. "We believe that this restructuring has the potential to enhance the company's financial condition and overall creditworthiness, thereby improving our ability to make the expenditures necessary to compete effectively in the telecommunications market now and in the future."

ABOUT BIRCH

Birch Telecom is one of the leading competitive local exchange carriers (CLECs) in the nation. Serving primarily small to mid-size businesses, the company offers a range of services on one bill, including local and long-distance phone services, Internet access and Web hosting. Through local offices, Birch serves business customers in 37 major metropolitan markets and other areas in Alabama, Georgia, Kansas, Missouri, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. Birch also provides local and long-distance service to residential customers in most of its major markets.

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